Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WeissComm Partners
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcpglobal.com

PDL BioPharma Announces New Licensing Agreement with Eli Lilly

INCLINE VILLAGE, NV, December 21, 2009 – PDL BioPharma, Inc. (NASDAQ:PDLI) today announced that it has entered into a non-exclusive license agreement with Eli Lilly and Company (NYSE:LLY) under PDL’s Queen et al patents with respect to teplizumab, a humanized anti-CD3 monoclonal antibody, as well as other potential next generation anti-CD3 molecules. Teplizumab is currently being studied by Lilly and its partner MacroGenics for the treatment of individuals with newly-diagnosed type 1 diabetes mellitus. No other details of the licensing agreement were made available.

Lilly currently holds a license to the Queen et al patents with respect to solanezumab, its humanized antibody to beta amyloid which is currently being studied to delay the progression of Alzheimer’s disease.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

This press release contains forward-looking statements. As with any pharmaceutical product under development, there are substantial risks and uncertainties in the process of development and regulatory review. There is no guarantee that a product will receive regulatory approvals, or that the regulatory approval will be for the indication(s) anticipated by the Company. There is also no guarantee that a product will prove to be commercially successful. PDL undertakes no duty to update forward-looking statements.